As filed with the Securities and Exchange Commission on March 9, 2017

Registration Nos. 33-97244, 333-99253,

333-145784, 333-163209,

333-192195, 333-200680 and

333-212979

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 33-97244

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-99253

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-145784

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-163209

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-192195

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-200680

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-212979

Under the Securities Act of 1933

ARCTIC CAT INC.

(Exact name of Company as specified in its charter)

Minnesota	41-1443470
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 North 3rd Street

Minneapolis, Minnesota
Telephone: (612) 350-1800

(Address including zip code, and telephone number, including area code, of principal executive offices)

Arctco, Inc. 1995 Stock Plan

Arctic Cat Inc. 2002 Stock Plan

Arctic Cat Inc. 2007 Omnibus Stock And Incentive Plan

Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan

Inducement Non-Qualified Stock Option Agreement

Inducement Restricted Stock Unit Agreement

(Full titles of the plans)

Christopher J. Eperjesy

Chief Financial Officer

Arctic Cat Inc.

505 Highway 169 North, Suite 1000

Plymouth, Minnesota 55441

(Name and address of agent for service)

(612) 350-1800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
TERMINATION OF REGISTRATION

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Arctic Cat Inc., a Minnesota corporation (the “Company”) to deregister all shares of common stock, par value $0.01 per share, of the Company (“Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”):

•                  File No. 33-97244 filed with the Commission on September 22, 1995, pertaining to the registration of 1,800,000 Shares issuable under the Arctco, Inc. 1995 Stock Plan.

•                  File No. 333-99253 filed with the Commission on September 6, 2002, pertaining to the registration of 1,600,000 Shares issuable under the Arctic Cat Inc. 2002 Stock Plan.

•                  File No. 333-145784 filed with the Commission on August 29, 2007, pertaining to the registration of 1,900,000 Shares issuable under the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan.

•                  File No. 333-163209 filed with the Commission on November 19, 2009, pertaining to the registration of 1,885,000 Shares issuable under the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan.

•                  File No. 333-192195 filed with the Commission on November 8, 2013, pertaining to the registration of 1,100,000 Shares issuable under the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan.

•                  File No. 333-200680 filed with the Commission on December 2, 2014, pertaining to the registration of 238,390 Shares issuable in connection with an Inducement Non-Qualified Stock Option Agreement and an Inducement Restricted Stock Unit Agreement.

•                  File No. 333-212979 filed with the Commission on August 8, 2016, pertaining to the registration of 875,000 Shares issuable under the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan.

On March 6, 2017 pursuant to an Agreement and Plan of Merger, dated January 24, 2017, by and among the Company, Textron Inc., a Delaware corporation (“Parent”), and Aces Acquisition Corp., a Minnesota corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has become a wholly-owned subsidiary of Parent and has terminated all offerings of its Shares pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unissued and unsold at the termination of the offering, the Company hereby removes from registration all Shares under the Registration Statements which remained unissued and unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 9, 2017.

ARCTIC CAT INC.

By:	/s/ Christopher J. Eperjesy
Name:	Christopher J. Eperjesy
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin P. Holleran	President, Chief Executive Officer and Director	March 9, 2017
Kevin P. Holleran	(principal executive officer)

/s/ Christopher J. Eperjesy	Chief Financial Officer	March 9, 2017
Christopher J. Eperjesy	(principal financial and accounting officer)

/s/ Daniel B. Tidwell	Director	March 9, 2017
Daniel B. Tidwell